PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 24 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                         Dated June 2, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
                Senior Euro Fixed Rate Notes Due June 2000

                               ------------

               The Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due June 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted on the Official List.

               The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.


Principal Amount:     Pound Sterling 35,000,000

Maturity Date:        June 8, 2000; provided that if such day is not a
                      Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Settlement and Issue
  Date:               June 8, 1998

Interest Accrual
  Date:               June 8, 1998

Issue Price:          100%

Specified Currency:   Sterling

Redemption Percentage
  at Maturity:        100%

Interest Rate:        8.05% times N/365, subject to the Minimum Interest
                      Rate. N is the number of calendar days in the Interest Payment Period, as determined by the Determination Agent for the Calculation Agent, on which the 2-year mean German Mark swap rate for such day (the "Calculation Rate"), as reported at Telerate
                      42280, is less than or equal to the Topside Strike
                      Swap Rate and greater than or equal to the Floorside
                      Strike Swap Rate; provided that the Calculation Rate for a calendar day that is not a Business Day will be the Calculation Rate for the immediately preceding
                      Business Day; and provided further that the Calculation Rate for the fifth Business Day immediately preceding an Interest Payment Date will be the Calculation Rate for each calendar day from and including such fifth preceding Business Day to but excluding such Interest Payment Date. The
                      Interest Rate will be calculated by the Calculation
                      Agent.

Maximum Interest
  Rate:               N/A

Minimum Interest
  Rate:               0.10%

Initial Redemption
  Date:               N/A

Initial Redemption
  Percentage:         N/A

Annual Redemption
  Percentage
  Reduction:          N/A

Optional Repayment
  Date(s):            N/A

Total Amount of OID:  None

Original Yield to
  Maturity:           N/A

Initial Accrual
  Period OID:         N/A

Interest Payment
  Dates:              Each June 8 and December 8, commencing
                      December 8, 1998 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment
  Period:             Semi-annually

Business Days:        London, New York

Agent:                Morgan Stanley & Co. International Limited

Paying Agent:         The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:  Morgan Stanley & Co. International Limited

Denominations:        Pound Sterling 100,000

Common Code:          8804737

ISIN:                 XS0088047377

                                                      (continued to next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER


(continued from previous page)

Other Provisions:


     Interest Payment            Floorside Strike          Topside Strike
          Period                    Swap Rate                Swap Rate
     ----------------            ----------------          --------------
From and including June
8, 1998 to but excluding                3.75%                   4.75%
December 8, 1998

From and including
December 8, 1998 to but                 3.75%                   5.00%
excluding June 8, 1999

From and including June
8, 1999 to but excluding                3.75%                   5.25%
December 8, 1999

From and including
December 8, 1999 to but                 3.75%                   5.50%
excluding June 8, 2000


Calculation Agent:    The Chase Manhattan Bank (London Branch)

Determination Agent:  Morgan Stanley & Co. International Limited